For Immediate Release

COURT SETS BOARD AT FOUR MEMBERS

IRVINE, CA – March 21, 2014 – BIOLASE, Inc. (NASDAQ: BIOL) announced that on March 20, 2014, the Chancery Court of Delaware entered a status quo order establishing a Board of Directors consisting of Federico Pignatelli, Chief Executive Officer and Chairman, Frederic H. Moll, Norman J. Nemoy and James R. Talevich (the “Board”) pending outcome of the litigation filed by Oracle on March 11, 2014. During the status quo period, any Board decision requires approval of at least three of four of these directors and, in certain cases, 10 day notice prior to the decision.

Oracle Partners, L.P. which, with Larry Feinberg, report beneficial ownership of 16% of the Company’s common stock, had sought a temporary restraining order from the Chancery Court requiring approval by a Board composed of six individuals, including three of its nominees. On March 11, 2014, Oracle filed a lawsuit in the Chancery Court of Delaware seeking this temporary order followed by a Court determination of the composition of the Board.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 25,000 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest atwww.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ atwww.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc and YouTube atwww.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Forward Looking Information

This press release may contain forward-looking statements and information within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by BIOLASE. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on BIOLASE’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and BIOLASE undertakes no obligation to update such statements.

Contact:
For further information, please contact:

Joele Frank, Wilkinson Brimmer Katcher
Eric Brielmann / Annabelle Rinehart
212-355-4449